Exhibit 10.1

May 30, 2024

Private and Confidential

Edmund Reese

[Email]

Dear Edmund,

Aon Corporation (the “Company”) is pleased to present in this Employment Offer Letter (this “Letter”) the terms of your employment as Chief Financial Officer of Aon plc. Subject to your acceptance of this Letter, your employment pursuant to this Letter will be deemed to have commenced as of July 1, 2024 (“Start Date”).

General.

At-Will Employment. Your employment with the Company pursuant to this Letter constitutes at-will employment and is not for a specified period. Nothing in this Letter is intended or should be construed as a contract for, or guarantee of, continued employment. This Letter supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting your employment.

Responsibilities. You will join the Company on the Start Date in the position of Executive Vice President, Finance, and effective as of July 29, 2024, will assume and serve in the position of Chief Financial Officer of Aon plc, reporting to the Chief Executive Officer of Aon plc. You will be a Level 1 senior executive of the Company (or comparable level if levels are changed). You will have the authority and responsibilities consistent with your position and will perform other duties on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Chief Executive Officer. You will be located in the Company’s offices in New York, New York.

Outside Activities. You may engage in charitable, civic or community activities and may serve as a director of any other business corporation, provided that (a) such activities or service do not interfere with your duties hereunder or violate the terms of any restrictive covenants applicable to you, (b) such activities are consistent with the Aon Code of Business Conduct, and in the case of a business corporation, (c) you receive approval for such activity from the Chief Executive Officer, and (d) such other business corporation provides you with director and officer insurance coverage which, in the opinion of the Company, is adequate under the circumstances.

Compensation and Benefits.

Base Salary. During your employment pursuant to this Letter, the Company will pay you a base salary at the rate of $1,000,000 per year (“Base Salary”) with effect from your Start Date, payable semi-monthly in accordance with the Company’s executive payroll policy. Your Base Salary will be reviewed annually on the Company’s regular executive compensation review schedule and will be subject to adjustment at the discretion of the Organization and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), which adjusted amount will be thereafter your “Base Salary” for all purposes hereunder.

Annual Incentive Compensation. You will be eligible to participate in the annual incentive compensation program for the Company’s senior executives in accordance with the provisions of such program, as amended from time to time. Your target annual incentive will be 200% of your Base Salary. For 2024, you will be guaranteed a minimum award of $2,000,000 in annual incentive. Your annual incentive will be reviewed annually on the Company’s regular executive compensation review schedule and will be subject to approval at the discretion of the Compensation Committee. You acknowledge and agree that any such annual incentive compensation program awards are discretionary and subject to payment pursuant to and in accordance with the Aon Incentive Stock Program, payable in a combination of cash and an Aon equity-based award, if applicable.

You will receive a one-time deferred cash sign-on bonus of $1,000,000, subject to withholding taxes, which will be paid on or as soon as practicable after the one-year anniversary of your Start Date. If you decide to terminate your employment with us, or if we terminate your employment with us for Cause at any time during your first year of employment, you will forfeit this bonus.

For purposes of this offer letter, “Cause” will mean: (A) a deliberate act of dishonesty, fraud, theft, embezzlement, or misappropriation involving your employment with the Company, or breach of the duty of loyalty to the Company, (B) an alleged act of race, sex, national origin, religion, disability, or age-based discrimination, or sexual harassment, if after a reasonable investigation, outside or in-house counsel to the Company reasonably concludes that the allegations are substantiated; (C) material violation of Company policies and procedures including, but not limited to, the Aon Code of Business Conduct, (D) material non-compliance with the terms of this Letter, including but not limited or any other agreement you enter into with the Company or any of its subsidiaries or affiliates, or (E) performing any criminal act resulting in a criminal felony charge brought against you or a criminal conviction entered against you (other than a conviction of a minor traffic violation). For any purported termination for Cause, the Company shall provide you with prior written notice describing in reasonable detail the actions (or inactions) giving rise to the termination and the specific subsection relied upon and, unless such the actions are not capable of being cured, an opportunity of not less than ten business days in which to cure the actions.

Long-Term Incentive Compensation. You will be eligible to participate in the long-term incentive compensation programs for the Company’s senior executives in accordance with the provisions of such programs, as amended from time to time, pursuant to which you will be eligible to receive, subject to the approval of the Compensation Committee, an annual equity award in an amount that reflects and is consistent with your role and contributions. In 2025, we will request approval for you to receive an annual long-term incentive grant of $5,000,000. Your annual long-term incentive will be reviewed annually on the Company’s regular executive compensation review schedule and will be subject to approval at the discretion of the Compensation Committee.

As soon as practicable after your Start Date, we will request approval for a $1,000,000 grant of performance share units (PSUs) to you under the Leadership Performance Program (“LPP”) for 2024, pursuant to the Aon plc 2011 Incentive Plan, as amended and restated (“the Plan”). The award will be subject to approval by the Compensation Committee or its designee. If granted, the PSUs will cliff vest at the end of the performance period on December 31, 2026, and will be subject to other terms and conditions generally applicable to similar awards under the Plan.

Also, as soon as practicable after your Start Date, we will request approval for a one-time $3,500,000 restricted stock units (“Sign-on RSUs”) award to you pursuant to the Plan. The award is subject to approval by the OCC or its designee. If granted, the RSUs will vest one third each year on the anniversary of the grant date over a three-year period and will be subject to other terms and conditions generally applicable to similar awards under the Plan. The termination provisions of the restricted stock units issued as part of the Sign-on RSUs will provide for continued vesting post-separation in the event of involuntary termination without Cause.

In addition, we will request approval for a one-time $500,000 grant of performance share units under the 3x3 Performance Plan (“3x3PP PSUs”) to you pursuant to the Plan, as soon as practicable after your Start Date. The 3x3PP PSU award will be subject to approval by the Compensation Committee or its designee. If granted, the 3x3PP PSUs will cliff vest at the end of the performance period on December 31, 2026 if the pre-established share price hurdle is met, and will be subject to other terms and conditions generally applicable to similar awards under the Plan.

Stock Ownership Guidelines. As an Aon executive, you will be subject to stock ownership guidelines, as amended from time to time by the Board of Directors of Aon plc or a committee of the Board. You will be expected to hold Aon shares with a value equal to at least three times your base salary. Until you have achieved an investment position in the Class A Ordinary Shares of Aon with a market value equal to or greater than three times you annual base salary, you will be required to retain all Class A Ordinary Shares of Aon received upon: (i) the exercise of options to purchase shares; (ii) the vesting of restricted share units; and (iii) the vesting of performance share units, in each case, net of any shares sold to fund the applicable exercise price or satisfy any taxes due as a result of such exercise or vesting event.

Employee Benefits. During the course of your employment, you will be entitled to participate in the Company’s executive physical and employee benefit plans generally available to senior executives of the Company. Nothing in this Letter will require the Company to establish, maintain or continue any of the benefits already in existence or hereafter adopted for employees of the Company and nothing in this Letter will restrict the right of the Company to amend, modify or terminate such programs.

Vacation Time. You will not accrue vacation time, but will be entitled to paid vacation time in accordance with usual Company practices applicable to similarly situated employees.

Expense Reimbursement. In accordance with Company policies and procedures and on prescribed Company forms, the Company will reimburse you for all proper expenses incurred by you in the performance of your duties hereunder.

Severance and Change in Control Protection. You will be eligible to participate in the severance and change in control plan for the Company’s senior executives (Senior Executive Committee Combined Severance and Change in Control Plan) in accordance with the provisions of such plan, as amended from time to time.

Additional Terms. Your employment with Aon is contingent upon the successful completion of a background check, Officer questionnaire, I-9 Employment Eligibility Verification, and execution of the Company’s standard Confidentiality and Non-Solicitation Agreement (the “Agreement”). Failure to complete the required actions below can result in a withdrawal of your employment offer and immediate termination.

1. Background Check

Information you provide will be utilized to verify your social security number (in the U.S.), employment and academic history, and to conduct a criminal history search and other background searches. Some roles may also require completion of a drug screen and/or a credit review. Your recruiter can further describe the background screening requirements for the position you have been offered. All required components must be completed prior to your start date.

2. I-9 Employment Eligibility Verification

Aon is also required by law to review and verify documents that establish proof of identity and your eligibility to work in the United States. We strongly recommend that you complete the two-step Form I-9 employment eligibility verification prior to your start date. Refer to the Aon Form I-9 employment eligibility verification email you will receive from hrgo@aon.com prior to your first day with a link and directions to complete the Form I-9. You will be required to schedule an appointment at a verification center to verify your identity.

3. Confidentiality and Non-Solicitation Agreements

To protect the Company’s considerable investment in its confidential and trade secret information, people and clients, you will be required to execute the Company’s standard Confidentiality and Non-Solicitation Agreement (the “Agreement”) as a condition of your employment. The Agreement generally provides that during and following the end of your employment you are prohibited, on behalf of yourself or a third party, from soliciting certain Company clients and prospective clients and/or providing services to those clients. Similarly, the Agreement provides that during and following the end of your employment you are prohibited from soliciting employees to leave the Company and that you will protect the Company’s confidential and trade secret information.

If you are currently employed, please follow the instructions provided to you by the Company regarding your departure from your current employer.

If you accept the above-described terms and conditions of employment with the Company, please sign below and return this Letter to the Company.

Again, Edmund, welcome to Aon! We are looking forward to working with you.

Sincerely,

Greg Case

cc: Lisa Stevens

I confirm my acceptance of employment with the Company subject to the terms and conditions set forth above.

/s/ Edmund Reese
Edmund Reese

May 30, 2024
Acceptance Date